Exhibit 99.1

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter dated January 16, 2017 to the Board of Directors of Metropolitan BancGroup, Inc. included as Appendix B to the Proxy Statement - Prospectus of Renasant Corporation which forms the Registration Statement on Form S-4 relating to the proposed transaction by and between Renasant Corporation and Metropolitan BancGroup, Inc. and the references to our firm in such Proxy Statement-Prospectus under the headings “Summary—Opinion of Metropolitan’s Financial Advisor,” “The Merger—Metropolitan’s Reasons for the Merger; Recommendation of the Metropolitan Board of Directors,” and “The Merger—Opinion of Metropolitan’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: March 16, 2017

222 South Riverside Plaza – 7th Floor // Chicago, IL 60606

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC